EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2016 RESULTS

Reported Highlights

•	Net income of $0.54 per diluted share, increased 4% over the linked quarter, and 17% compared to the first quarter of 2015

•	Portfolio loans grew 12% on an annualized basis in the quarter, and 16% from the prior year period

•	11% cash dividend increase to $0.10 per share in the second quarter of 2016 from $0.09 per share in the first quarter of 2016

•	FDIC loss share termination charge earned-back 100%

Core Highlights1

•	Core net income of $0.47 per diluted share, decreased 4% from the linked quarter, and increased 34% compared to the prior year period

•	Core net interest income increased 3% in the linked quarter, and 16% from the prior year period

•	Core efficiency ratio of 57.4% for the first quarter

St. Louis, April 28, 2016. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $11.0 million for the quarter ended March 31, 2016, an increase of $0.3 million, or 3%, as compared to the linked fourth quarter. Net income per diluted share was $0.54 for the quarter ended March 31, 2016, an increase of $0.02 compared to $0.52 per diluted share for the linked fourth quarter. The increase from the linked quarter resulted from an increase in net interest income and lower noninterest expense, as the fourth quarter of 2015 included a pretax charge of $2.4 million from early termination of the Company's loss share agreements with the FDIC. First quarter 2016 net income increased 18% compared to $9.3 million for the prior year period, and diluted earnings per share increased 17% from $0.46 reported a year ago. The increase in net income over the prior year was largely due to an increase in net interest income from strong loan growth, and a decrease in provision for loan losses on portfolio loans from improved credit quality.

On a core basis1, the Company reported net income of $9.4 million, or $0.47 per diluted share, for the quarter ended March 31, 2016, compared to $10.1 million, or $0.49 per diluted share, in the linked fourth quarter.  The decrease was due to lower noninterest income from seasonal fluctuations in state tax credit sales, partially offset by an increase in net interest income from strong loan growth and net interest margin expansion. First quarter 2016 core net income increased 32% from $7.1 million for the prior year period, and diluted core earnings per share grew 34% from $0.35 for the prior year period. The increase was primarily due to higher levels of net interest income from continued growth in earning asset balances, combined with noninterest expense controls.

The Company's Board of Directors approved an additional one cent per common share increase in the Company’s quarterly dividend to $0.10 per common share from $0.09 for the second quarter of 2016, payable on June 30, 2016 to shareholders of record as of June 15, 2016.

Peter Benoist, President and CEO, commented, “First quarter results reflected our continuing momentum at Enterprise, with reported earnings per share up 4% for the linked quarter, and 17% year over year. Profitability measures were consistent with our high performance objectives, exceeding a 120 basis point return on assets and a 12% return on equity. Notably, we earned back the entire FDIC loss share early termination charge during the quarter.”

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

“While the general banking environment remains challenged, our core banking operations performed very well again in the first quarter,” said Benoist. “We increased portfolio loans at a 12% annual rate, continuing the strong loan growth achieved throughout last year. Our specialty lending businesses continued to expand at a brisk pace and exceeded $600 million in assets at quarter-end. Core net interest margin widened another four basis points in the quarter and was eight basis points higher than a year ago. Asset quality measures remained strong, and we recorded net loan recoveries again for the quarter.”

“Overall, this was another strong quarter across the board. It warranted our fifth consecutive quarterly dividend increase and marked a great start to the year,” added Benoist.

Net Interest Income

Net interest income in the first quarter increased $0.3 million from the linked fourth quarter, and $3.4 million from the prior year period due to strong growth in portfolio loan balances. The net interest margin, on a fully tax equivalent basis, was 3.87% for the first quarter, compared to 3.91% in the linked fourth quarter, and 3.92% in the first quarter of 2015.

The yield on Portfolio loans was 4.19% in the first quarter, an increase of three basis points from the linked fourth quarter, and four basis points higher than the prior year period. In the first quarter of 2016, the yield on Purchased credit impaired ("PCI") loans was 22.67%, as compared to 24.79% in the linked quarter, and 20.85% in the prior year period.

The cost of interest-bearing liabilities declined two basis points to 0.48% in the first quarter of 2016 from 0.50% in the linked fourth quarter, and was eight basis points lower than 0.56% in the first quarter of 2015, primarily from lower rates on time deposit balances and a more favorable funding mix.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Core net interest margin[1]	3.54%	3.50%	3.41%	3.46%	3.46%
Core net interest income[1]	29,594	28,667	27,087	26,277	25,587

Core net interest income1 increased 16% compared to the prior year period due to strong portfolio loan growth and improvement in the cost of interest-bearing liabilities as discussed above. Core net interest income increased by $0.9 million to $29.6 million, and core net interest margin1 increased four basis points to 3.54%, when compared to the linked quarter. Core net interest margin expanded eight basis points from the prior year quarter, primarily due to loan growth improving the earning asset mix, lower funding costs, and the aforementioned increase in the yield on portfolio loans. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain or improve core net interest margin over the coming quarters; however, pressure on funding costs and continued reductions in PCI loan balances could negate the expected trends in core net interest margin.

Portfolio loans

Portfolio loans increased to $2.8 billion at March 31, 2016, increasing $82 million, or 12% on an annualized basis, when compared to the linked quarter. On a year over year basis, portfolio loans increased $397 million, or 16%. The Company continues to expect loan growth at or above 10% for 2016.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Commercial and industrial ("C&I") loans increased $61 million during the first quarter of 2016 compared to the linked fourth quarter. C&I loans represented 55% of the Company's loan portfolio at March 31, 2016, consistent with December 31, 2015 levels. C&I loans grew $286 million, or 23%, since March 31, 2015. During the quarter ended March 31, 2016, the Company also grew loans in all other major categories except Consumer and other.

The Company continues to focus on originating high-quality C&I relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. The Company's specialized lending products, particularly enterprise value lending and life insurance premium finance, have contributed to the growth in the C&I category. C&I loan growth also supports management's efforts to maintain the Company's asset sensitive interest rate risk position. At March 31, 2016, 62% of our portfolio loans had variable interest rates, consistent with the linked quarter and prior year period.

The following table presents Portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Enterprise value lending	$359,862	$350,266	$283,205	$271,807	$229,362
C&I - general	759,330	732,186	689,274	685,793	663,879
Life insurance premium financing	272,450	265,184	247,736	239,182	229,639
Tax credits	153,338	136,691	145,207	132,521	136,485
CRE, Construction, and land development	948,859	932,084	902,100	909,747	889,978
Residential	202,255	196,498	188,985	185,587	180,253
Other	136,522	137,828	145,649	117,918	105,963
Portfolio loans	$2,832,616	$2,750,737	$2,602,156	$2,542,555	$2,435,559

PCI loans

PCI loans totaled $63.5 million at March 31, 2016, a decrease of $11.3 million, or 15%, from the linked fourth quarter, and $31.3 million, or 33%, from the prior year period, primarily as a result of principal paydowns and accelerated loan payoffs.

In the first quarter of 2016, $0.1 million reversal of provision for loan losses was recorded for certain loan pools. At March 31, 2016, the remaining accretable yield on the portfolio was estimated to be $21 million and the non-accretable difference was approximately $27 million.

In the fourth quarter of 2015, the Company incurred a $2.4 million charge to terminate all existing loss share agreements with the FDIC. As of March 31, 2016, the entire charge has been earned back through accretion from early repayment of PCI loans, loan recoveries, and provision reversal, all no longer shared with the FDIC.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset quality for Portfolio loans and Other real estate

The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
(in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Nonperforming loans	$9,513	$9,100	$9,123	$17,498	$15,143
Other real estate from originated loans	2,813	3,218	1,575	1,933	2,024
Other real estate from PCI loans	7,067	5,148	—	—	—
Nonperforming assets	$19,393	$17,466	$10,698	$19,431	$17,167
Nonperforming loans to portfolio loans	0.34%	0.33%	0.35%	0.69%	0.62%
Nonperforming assets to total assets	0.52%	0.48%	0.30%	0.58%	0.52%
Net charge-offs (recoveries)	$(99)	$(647)	$113	$672	$1,478

Nonperforming loans increased 5% to $9.5 million at March 31, 2016, from $9.1 million at December 31, 2015, and decreased 37% from $15.1 million at March 31, 2015. During the quarter ended March 31, 2016, there were $2.9 million of additions to nonperforming loans, $2.2 million of other principal reductions, $0.3 million assets transferred to other real estate, and no assets transferred to performing. The additions to nonperforming loans consisted of two unrelated accounts. Despite the increase, Nonperforming loans were 0.34% of portfolio loans, and Nonperforming assets were 0.52% of total assets at March 31, 2016

The Company's allowance for loan losses was 1.21% of loans at March 31, 2016, representing 361% of nonperforming loans, as compared to 1.22% at December 31, 2015, representing 368% of nonperforming loans, and 1.24% at March 31, 2015, representing 200% of nonperforming loans. The increase in the ratio of allowance for loan losses to nonperforming loans from the prior year period is primarily due to the 37% decrease in nonperforming loans discussed previously.

Deposits

Total deposits at March 31, 2016 were $2.9 billion, an increase of $147.2 million, or 21% on an annualized basis, from December 31, 2015, and $257.1 million, or 10%, from March 31, 2015. The increase from the linked quarter was largely due to an increase in brokered certificates of deposit to fund significant loan growth in the quarter. Core deposits, defined as total deposits excluding time deposits, were $2.5 billion at March 31, 2016, an increase of $42 million, or 7% on an annualized basis, from the linked quarter, and $362 million, or 17%, when compared to the prior year period. The overall positive trends in deposits reflect enhanced deposit gathering efforts in both commercial and business banking.

Noninterest-bearing deposits increased $2.2 million compared to December 31, 2015, and increased $38.7 million compared to the quarter ended March 31, 2015. The composition of Noninterest-bearing deposits remained relatively stable at 25% of total deposits at March 31, 2016, compared to December 31, 2015 and March 31, 2015. The total cost of deposits declined two basis points to 0.34% compared to 0.36% at December 31, 2015, and declined six basis points since March 31, 2015.

Noninterest income

Deposit service charges for the first quarter of 2016 of $2.0 million remained stable when compared to the linked quarter, and grew 10% compared to the prior year quarter partially due to growth in customer relationships. Additionally, Wealth management revenues were consistent at $1.7 million when compared to the linked fourth quarter and the prior year period.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Trust assets under management were $878 million at March 31, 2016, an increase of 1% when compared to December 31, 2015, and decreased $16 million, or 2% when compared to the prior year period. The increase from the linked quarter was primarily due to the addition of new clients, and the decrease from the prior year period was largely due to market decline.

Gains from state tax credit brokerage activities were $0.5 million for the first quarter of 2016, compared to $1.7 million for the linked fourth quarter, and $0.7 million in the first quarter of 2015. Sales of state tax credits can vary by quarter, but generally occur in the first and fourth quarters of the year depending on client demand and availability of the tax credits.

Other noninterest income of $1.7 million remained stable compared to the linked quarter, and increased 8% from the prior year period. The increase from the prior year period was due to slight increases in swap fee income, card fee income, and gains on sales of mortgages.

Noninterest expenses

Noninterest expenses were $20.8 million for the quarter ended March 31, 2016, compared to $22.9 million for the quarter ended December 31, 2015, and $20.0 million for the quarter ended March 31, 2015. Core noninterest expenses1, which exclude certain non-comparable items and expenses directly related to PCI assets, were $20.4 million for the quarter ended March 31, 2016, compared to $20.0 million for the linked quarter, and $19.1 million for the prior year period. The increase from the linked quarter and prior year period was largely due to an increase in Employee compensation and benefits from the addition of client service personnel to accommodate growth and a seasonal increase in payroll taxes.

The Company's Core efficiency ratio1 was 57.4% for the quarter ended March 31, 2016, compared to 56.1% for the linked quarter, and 60.7% for the prior year period, and reflects overall expense management, and revenue growth trends.

The Company anticipates total noninterest expenses to be between $19 million and $21 million per quarter for 2016.

Other Business Results

During the quarter ended March 31, 2016, the Company repurchased 160,100 common shares at $26.30 per share under its publicly announced plan. The plan allows for repurchase of up to two million common shares, representing approximately 10% of the Company's currently outstanding shares.

The total risk based capital ratio1 was 12.02% at March 31, 2016, compared to 11.85% at December 31, 2015, and 12.88% at March 31, 2015. The Company's Common equity tier 1 capital ratio1 was 9.20% at March 31, 2016, compared to 9.05% at December 31, 2015, and 9.78% at March 31, 2015. The tangible common equity ratio1 was 8.87% at March 31, 2016, versus 8.88% at December 31, 2015, and 9.01% at March 31, 2015.

The Company's capital management combined with asset growth has resulted in a stable tangible common equity ratio, despite continued earnings growth. Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

The Company's effective tax rate was 34.8% for the quarter ended March 31, 2016 compared to 33.8% for the quarter ended December 31, 2015, and 35.0% for the quarter ended March 31, 2015.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income and net interest margin, and other Core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of PCI loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on PCI loans, but exclude incremental accretion on these loans. Core performance measures also exclude the Change in FDIC receivable, Gain or loss on sale of other real estate from PCI loans, and expenses directly related to PCI loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Thursday, April 28, 2016. During the call, management will review the first quarter of 2016 results and related matters. This press release as well as a related slide presentation will be accessible on Enterprise Financial Services Corp's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-533-7619 (Conference ID #1739499.) A recorded replay of the conference call will be available on the website beginning two hours after the call's completion. The telephone replay will be available at 1-866-375-1919 (replay passcode #1739499.) The replays will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations, and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words "anticipate," “expect,” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2015 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
EARNINGS SUMMARY
Net interest income	$32,428	$32,079	$30,006	$29,280	$29,045
Provision for loan losses - portfolio loans	833	543	599	2,150	1,580
Provision reversal for loan losses - purchased credit impaired loans	(73)	(917)	(227)	—	(3,270)
Noninterest income	6,005	6,557	4,729	5,806	3,583
Noninterest expense	20,762	22,886	19,932	19,458	19,950
Income before income tax expense	16,911	16,124	14,431	13,478	14,368
Income tax expense	5,886	5,445	4,722	4,762	5,022
Net income	$11,025	$10,679	$9,709	$8,716	$9,346

Diluted earnings per share	$0.54	$0.52	$0.48	$0.43	$0.46
Return on average assets	1.22%	1.20%	1.13%	1.06%	1.16%
Return on average common equity	12.46%	12.14%	11.38%	10.56%	11.78%
Return on average tangible common equity	13.74%	13.43%	12.65%	11.77%	13.19%
Net interest margin (fully tax equivalent)	3.87%	3.91%	3.77%	3.85%	3.92%
Efficiency ratio	54.02%	59.23%	57.38%	55.46%	61.14%

CORE PERFORMANCE SUMMARY[1]
Net interest income	$29,594	$28,667	$27,087	$26,277	$25,587
Provision for loan losses	833	543	599	2,150	1,580
Noninterest income	6,005	7,056	5,939	6,741	5,839
Noninterest expense	20,435	20,027	19,347	19,030	19,068
Income before income tax expense	14,331	15,153	13,080	11,838	10,778
Income tax expense	4,897	5,073	4,204	4,134	3,647
Net income	$9,434	$10,080	$8,876	$7,704	$7,131

Diluted earnings per share	$0.47	$0.49	$0.44	$0.38	$0.35
Return on average assets	1.04%	1.13%	1.03%	0.93%	0.88%
Return on average common equity	10.66%	11.46%	10.41%	9.34%	8.99%
Return on average tangible common equity	11.76%	12.68%	11.56%	10.41%	10.06%
Net interest margin (fully tax equivalent)	3.54%	3.50%	3.41%	3.46%	3.46%
Efficiency ratio	57.40%	56.06%	58.58%	57.64%	60.67%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$35,460	$35,096	$33,180	$32,352	$32,151
Total interest expense	3,032	3,017	3,174	3,072	3,106
Net interest income	32,428	32,079	30,006	29,280	29,045
Provision for portfolio loans	833	543	599	2,150	1,580
Provision reversal for purchased credit impaired loans	(73)	(917)	(227)	—	(3,270)
Net interest income after provision for loan losses	31,668	32,453	29,634	27,130	30,735

NONINTEREST INCOME
Deposit service charges	2,043	2,025	2,044	1,998	1,856
Wealth management revenue	1,662	1,716	1,773	1,778	1,740
State tax credit activity, net	518	1,651	321	74	674
Gain on sale of other real estate	122	81	32	9	20
Gain on sale of investment securities	—	—	—	—	23
Change in FDIC loss share receivable	—	(580)	(1,241)	(945)	(2,264)
Other income	1,660	1,664	1,800	2,892	1,534
Total noninterest income	6,005	6,557	4,729	5,806	3,583

NONINTEREST EXPENSE
Employee compensation and benefits	12,647	11,833	11,475	11,274	11,513
Occupancy	1,683	1,653	1,605	1,621	1,694
FDIC clawback	—	—	298	50	412
FDIC loss share termination	—	2,436	—	—	—
Other	6,432	6,964	6,554	6,513	6,331
Total noninterest expense	20,762	22,886	19,932	19,458	19,950

Income before income tax expense	16,911	16,124	14,431	13,478	14,368
Income tax expense	5,886	5,445	4,722	4,762	5,022
Net income	$11,025	$10,679	$9,709	$8,716	$9,346

Basic earnings per share	$0.55	$0.53	$0.49	$0.44	$0.47
Diluted earnings per share	0.54	0.52	0.48	0.43	0.46

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
BALANCE SHEETS
ASSETS
Cash and due from banks	$56,251	$47,935	$46,775	$49,498	$56,420
Interest-earning deposits	50,982	47,222	81,115	51,298	43,913
Debt and equity investments	524,320	512,939	530,577	465,133	467,343
Loans held for sale	6,409	6,598	4,275	5,446	7,843

Portfolio loans	2,832,616	2,750,737	2,602,156	2,542,555	2,435,559
Less: Allowance for loan losses	34,373	33,441	32,251	31,765	30,288
Portfolio loans, net	2,798,243	2,717,296	2,569,905	2,510,790	2,405,271
Purchased credit impaired loans, net of the allowance for loan losses	53,908	64,583	72,397	76,050	83,163
Total loans, net	2,852,151	2,781,879	2,642,302	2,586,840	2,488,434

Other real estate[1]	9,880	8,366	1,575	1,933	2,024
Other real estate covered under FDIC loss share[1]	—	—	6,795	7,909	3,560
Fixed assets, net	14,812	14,842	14,395	14,726	14,911
State tax credits, held for sale	45,305	45,850	48,207	42,062	42,411
FDIC loss share receivable	—	—	8,619	10,332	11,644
Goodwill	30,334	30,334	30,334	30,334	30,334
Intangible assets, net	2,832	3,075	3,323	3,595	3,880
Other assets	116,629	109,443	98,249	101,972	102,578
Total assets	$3,709,905	$3,608,483	$3,516,541	$3,371,078	$3,275,295

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$719,652	$717,460	$691,758	$658,258	$680,997
Interest-bearing deposits	2,212,094	2,067,131	2,122,205	2,033,300	1,993,634
Total deposits	2,931,746	2,784,591	2,813,963	2,691,558	2,674,631
Subordinated debentures	56,807	56,807	56,807	56,807	56,807
Federal Home Loan Bank advances	130,500	110,000	75,000	73,000	6,000
Other borrowings	193,788	270,326	194,684	188,546	186,864
Other liabilities	37,680	35,930	32,524	28,737	24,884
Total liabilities	3,350,521	3,257,654	3,172,978	3,038,648	2,949,186
Shareholders' equity	359,384	350,829	343,563	332,430	326,109
Total liabilities and shareholders' equity	$3,709,905	$3,608,483	$3,516,541	$3,371,078	$3,275,295

[1]Due to termination of the Company's loss share agreements with the FDIC in the fourth quarter of 2015, Other real estate covered under FDIC loss share was reclassified to Other real estate.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
LOAN PORTFOLIO
Commercial and industrial	$1,544,980	$1,484,327	$1,365,422	$1,329,303	$1,259,365
Commercial real estate	773,535	771,023	750,001	759,893	751,944
Construction real estate	175,324	161,061	152,099	149,854	138,034
Residential real estate	202,255	196,498	188,985	185,587	180,253
Consumer and other	136,522	137,828	145,649	117,918	105,963
Total portfolio loans	2,832,616	2,750,737	2,602,156	2,542,555	2,435,559
Purchased credit impaired loans	63,477	74,758	83,736	87,644	94,788
Total loans	$2,896,093	$2,825,495	$2,685,892	$2,630,199	$2,530,347

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$719,652	$717,460	$691,758	$658,258	$680,997
Interest-bearing transaction accounts	589,635	564,420	529,052	507,889	494,228
Money market and savings accounts	1,161,610	1,146,523	1,136,557	1,014,481	933,908
Brokered certificates of deposit	157,939	39,573	86,147	124,170	157,276
Other certificates of deposit	302,910	316,615	370,449	386,760	408,222
Total deposit portfolio	$2,931,746	$2,784,591	$2,813,963	$2,691,558	$2,674,631

AVERAGE BALANCES
Portfolio loans	$2,777,456	$2,631,256	$2,540,948	$2,482,291	$2,425,962
Purchased credit impaired loans	69,031	77,485	85,155	92,168	97,201
Loans held for sale	4,563	5,495	4,255	6,605	3,560
Debt and equity investments	514,687	521,679	475,180	463,808	461,781
Interest-earning assets	3,413,792	3,304,827	3,201,181	3,096,294	3,047,815
Total assets	3,641,308	3,528,423	3,416,716	3,310,578	3,268,369
Deposits	2,811,209	2,832,313	2,788,245	2,667,640	2,590,961
Shareholders' equity	355,980	348,908	338,368	330,999	321,772
Tangible common equity	322,698	315,380	304,583	296,931	287,423

YIELDS (fully tax equivalent)
Portfolio loans	4.19%	4.16%	4.16%	4.17%	4.15%
Purchased credit impaired loans	22.67%	24.79%	19.41%	18.33%	20.85%
Total loans	4.64%	4.75%	4.66%	4.68%	4.79%
Debt and equity investments	2.34%	2.27%	2.23%	2.26%	2.35%
Interest-earning assets	4.23%	4.27%	4.17%	4.24%	4.33%
Interest-bearing deposits	0.46%	0.48%	0.50%	0.52%	0.54%
Total deposits	0.34%	0.36%	0.39%	0.39%	0.40%
Subordinated debentures	2.47%	2.26%	2.19%	2.18%	2.15%
Borrowed funds	0.31%	0.24%	0.28%	0.29%	0.36%
Cost of paying liabilities	0.48%	0.50%	0.53%	0.54%	0.56%
Net interest margin	3.87%	3.91%	3.77%	3.85%	3.92%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
ASSET QUALITY
Net charge-offs (recoveries)[1]	$(99)	$(647)	$113	$672	$1,478
Nonperforming loans[1]	9,513	9,100	9,123	17,498	15,143
Classified assets	73,194	67,761	62,679	61,722	63,001
Nonperforming loans to total loans[1]	0.34%	0.33%	0.35%	0.69%	0.62%
Nonperforming assets to total assets[2]	0.52%	0.48%	0.30%	0.58%	0.52%
Allowance for loan losses to total loans[1]	1.21%	1.22%	1.24%	1.25%	1.24%
Allowance for loan losses to nonperforming loans[1]	361.3%	367.5%	353.5%	181.5%	200.0%
Net charge-offs (recoveries) to average loans (annualized)[1]	(0.01)%	(0.10)%	0.02%	0.11%	0.25%

WEALTH MANAGEMENT
Trust assets under management	$878,236	$872,877	$848,515	$889,616	$894,456
Trust assets under administration	1,470,974	1,477,917	1,436,372	1,514,140	1,517,171

MARKET DATA
Book value per common share	$17.98	$17.53	$17.21	$16.67	$16.36
Tangible book value per common share	$16.32	$15.86	$15.53	$14.96	$14.64
Market value per share	$27.04	$28.35	$25.17	$22.77	$20.66
Period end common shares outstanding	19,993	20,017	19,959	19,947	19,935
Average basic common shares	20,004	20,007	19,995	19,978	19,934
Average diluted common shares	20,233	20,386	20,261	20,168	20,157

CAPITAL
Total capital to risk-weighted assets	12.02%	11.85%	12.55%	12.68%	12.88%
Tier 1 capital to risk-weighted assets	10.77%	10.61%	11.30%	11.43%	11.62%
Common equity tier 1 capital to risk-weighted assets	9.20%	9.05%	9.59%	9.66%	9.78%
Tangible common equity to tangible assets	8.87%	8.88%	8.90%	8.94%	9.01%

[1] Portfolio loans only
[2] Excludes Other real estate covered under FDIC shared-loss arrangements, except for inclusion in total assets. Beginning with the quarter ended December 31, 2015, Other real estate covered by FDIC shared-loss arrangements is zero.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended
(in thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
CORE PERFORMANCE MEASURES
Net interest income	$32,428	$32,079	$30,006	$29,280	$29,045
Less: Incremental accretion income	2,834	3,412	2,919	3,003	3,458
Core net interest income	29,594	28,667	27,087	26,277	25,587

Total noninterest income	6,005	6,557	4,729	5,806	3,583
Less: Change in FDIC loss share receivable	—	(580)	(1,241)	(945)	(2,264)
Less (plus): Gain (loss) on sale of other real estate from PCI loans	—	81	31	10	(15)
Less: Gain on sale of investment securities	—	—	—	—	23
Core noninterest income	6,005	7,056	5,939	6,741	5,839

Total core revenue	35,599	35,723	33,026	33,018	31,426

Provision for portfolio loans	833	543	599	2,150	1,580

Total noninterest expense	20,762	22,886	19,932	19,458	19,950
Less: FDIC clawback	—	—	298	50	412
Less: FDIC loss share termination	—	2,436	—	—	—
Less: Other expenses related to PCI loans	327	423	287	378	470
Core noninterest expense	20,435	20,027	19,347	19,030	19,068

Core income before income tax expense	14,331	15,153	13,080	11,838	10,778
Core income tax expense	4,897	5,073	4,204	4,134	3,647
Core net income	$9,434	$10,080	$8,876	$7,704	$7,131

Core diluted earnings per share	$0.47	$0.49	$0.44	$0.38	$0.35
Core return on average assets	1.04%	1.13%	1.03%	0.93%	0.88%
Core return on average common equity	10.66%	11.46%	10.41%	9.34%	8.99%
Core return on average tangible common equity	11.76%	12.68%	11.56%	10.41%	10.06%
Core efficiency ratio	57.40%	56.06%	58.58%	57.64%	60.67%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN
Net interest income (fully tax equivalent)	$32,887	$32,546	$30,437	$29,691	$29,467
Less: Incremental accretion income	2,834	3,412	2,919	3,003	3,458
Core net interest income (fully tax equivalent)	$30,053	$29,134	$27,518	$26,688	$26,009

Average earning assets	$3,413,792	$3,304,827	$3,201,181	$3,096,294	$3,047,815
Reported net interest margin (fully tax equivalent)	3.87%	3.91%	3.77%	3.85%	3.92%
Core net interest margin (fully tax equivalent)	3.54%	3.50%	3.41%	3.46%	3.46%

	At the Quarter ended
(in thousands)	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
COMMON EQUITY TIER 1 CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$359,384	$350,829	$343,563	$332,430	$326,109
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities	1,048	759	820	887	958
Less (Plus): Unrealized gains (losses)	3,929	218	2,973	1,249	3,379
Plus: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Plus: Other	58	58	58	58	59
Total tier 1 capital	379,231	374,676	364,594	355,118	346,597
Less: Qualifying trust preferred securities	55,100	55,100	55,100	55,100	55,100
Less: Other	35	23	23	23	23
Common equity tier 1 capital	$324,096	$319,553	$309,471	$299,995	$291,474

Total risk-weighted assets	$3,521,433	$3,530,521	$3,227,605	$3,106,041	$2,981,810

Common equity tier 1 capital to risk-weighted assets	9.20%	9.05%	9.59%	9.66%	9.78%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$359,384	$350,829	$343,563	$332,430	$326,109
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	2,832	3,075	3,323	3,595	3,880
Tangible common equity	$326,218	$317,420	$309,906	$298,501	$291,895

Total assets	$3,709,905	$3,608,483	$3,516,541	$3,371,078	$3,275,295
Less: Goodwill	30,334	30,334	30,334	30,334	30,334
Less: Intangible assets	2,832	3,075	3,323	3,595	3,880
Tangible assets	$3,676,739	$3,575,074	$3,482,884	$3,337,149	$3,241,081

Tangible common equity to tangible assets	8.87%	8.88%	8.90%	8.94%	9.01%